Exhibit 10.3

May 10, 2012

Arun Oberoi

25 Hidden Springs Lane

Wayland, MA 01778

Dear Arun,

I am pleased to invite you to join Red Hat, Inc. (“Red Hat” or “the Company”).

People join Red Hat for many reasons: Our technology expertise and the chance to work among the best Linux and open source developers, the reach of the Red Hat brand, our growing market opportunity. Some people just want to change the world. We pride ourselves on collaboration and openness and are guided by four values: Freedom, Courage, Commitment, Accountability. At Red Hat, you will have the freedom to do your best work and the opportunity to develop your leadership skills.

Compensation and Benefits*

Position:	Executive Vice President, Global Sales and Services

Reporting to:	James Whitehurst

Location:	Westford, Massachusetts

Annual Base Salary:	$465,000.00

Annual Variable Compensation Target:	80% of Base Salary

Start date:	05/23/12

Offer expires if not returned by:	05/15/12

Salary Multiplier for Senior Management Severance Plan (subject to compliance with the conditions of the Plan)	1.75x Base Salary (as defined in the Plan)

Your salary will be paid according to the customary Company pay procedures, which may be modified from time to time. Salaries are currently paid twice a month. In addition, you will be eligible to participate in Red Hat’s Executive Variable Compensation Plan and our other regular benefit plans, as they may change from time to time. Here’s what Red Hat currently offers:

*	Subject to approval by the Compensation Committee

•	Comprehensive major medical/dental/vision insurance plan

•	Flexible benefits plan for payment of medical and/or dependent care expenses

•	Life Insurance

•	401(k)

•	Short and Long Term Disability

•	Educational Reimbursement

You will be eligible to participate in these and other benefit programs subject to the terms and conditions established by the Company. Additional information on the programs, like details on benefits and eligibility requirements, will be made available to you in the summary plan descriptions. The Company does have the right to change or modify the items listed above in the compensation and benefits section.

The Company also intends for you to be eligible to receive an equity incentive award, target value of $2.4 million, which represents the contractual right to receive shares of Red Hat common stock, upon vesting subject to requirements set forth in the award agreement. The number of shares of common stock will be determined by dividing the target grant value by the closing price of Red Hat common stock in accordance with Company’s normal practice and consistent with the stock price used for other Red Hat Executive Vice Presidents’ equity incentive awards for Fiscal Year 2013. This grant will require approval from the Company’s Board of Directors and is subject to the terms and conditions of the Company’s amended and restated 2004 Long-Term Incentive Plan, the Company’s 2011 Performance Compensation Plan (and Red Hat’s grant plan and guidelines (the “Administration Documents”)). This award will be issued on the next applicable grant date following your date of hire, in accordance with the Administration Documents.

In addition, you are entitled to the benefits provided in Red Hat’s Senior Management Change in Control Severance Policy, dated February 22, 2007 (the “CIC Severance Policy”), as approved by the Company’s Board of Directors, subject to such changes as the Board of Directors may make from time to time in accordance with the terms of the CIC Severance Policy, provided however, Section 5 of the CIC Severance Policy entitled “Additional Payment” is hereby deleted in its entirety from the benefits to which you shall be entitled under the CIC Severance Policy and instead, the provision set forth in Appendix A to this letter shall apply.

You are also entitled to the benefits provided in Red Hat’s Senior Management Severance Plan, dated December 22, 2008 (the “Severance Plan”), as approved by the Company’s Board of Directors, with such changes as the Board of Directors may make from time to time in accordance with the terms of the Severance Plan, provided however, Section IV of the Severance Plan entitled “Severance Payments” is hereby amended to provide that the payments set forth in Section IV.A.1 and IV.A.2 shall be made in eighteen (18) equal monthly installments, commencing on the sixtieth (60th) day following the Termination Date (as such term is defined in the Severance Plan), subject to any delays or modifications as may be required to avoid additional taxation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Section IV.B of the Severance Plan shall be deleted in its entirety.

Terms and Conditions of Employment

By accepting this offer of employment, you warrant to the Company that you are available to render these services. It is a specific condition of this offer that you have no restrictions or prohibitions that would prevent you from working in this capacity. For example, you hereby represent and warrant that you are not subject to any agreements with previous employers that conflict with your obligations to Red Hat. Your signature on this document assures your agreement and promise to abide by all Red Hat corporate policies and procedures, as they may be amended from time to time. The policies and procedures can be found on the Company’s intranet.

Your employment and terms and conditions of employment will be terminable at will, which means, among other things, that either you or the Company can end your employment at any time and for any or no reason and with or without notice.

This offer of employment is subject to completion of a background check satisfactory to the Company.

You’ll need to sign and return the following documents to me:

•	This signed offer letter; all pages

•	Personal Data Form

•	Executive Agreement

•	Insider Trading Policy

•	Code of Business Conduct & Ethics

•	Indemnification Agreement

The Company collects and uses employee personal information (including sensitive data such as medical data) to administer human resource and benefits programs, to aid in compliance with government and regulatory compliance activities and for other business purposes that require the transfer of personal information with subsidiaries and third party business partners.

The personal information that is collected and used by the Company may also need to be shared with other companies within the Company’s group of companies or with third party service providers (including, but not limited to, payroll administrators and benefits providers) in the United States and other countries. The Company, will of course, take reasonable measures to keep your personal information private, confidential, and accurate. You can get more details about access and use of your personal information, and request to correct or update that information by contacting Human Capital.

By signing this letter, you explicitly acknowledge that you have been given notice that your personal information may be collected and used in the manner described above and that you agree to such collection and use.

Red Hat began as a better way to build software – using openness, transparency, and collaboration – and has shifted the balance of power in an entire industry. A key part of our mission is to be a catalyst in communities of customers, partners and contributors, making better technology the open source way. We offer you something important and worthwhile: a chance to do meaningful work, to be a part of technology history, and along the way build a great, lasting company.

Ready?

We look forward to hearing back from you.

Sincerely,

/s/ DeLisa Alexander

DeLisa Alexander
Executive Vice President and Chief People Officer

Agreed to and accepted:	/s/ Arun Oberoi	Date: 5/13/12

APPENDIX A

If payments under Section 4 of the CIC Severance Policy entitled “Computation of Severance Benefit” to you (“Covered Benefits”) or through other compensatory plans or arrangements (collectively with Covered Benefits, “Parachute Compensation”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions, and (ii) but for this provision would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Covered Benefits under the CIC Severance Policy shall be either (a) provided to you in full, or (b) provided to you as to such lesser extent that would result in the least portion of such Parachute Compensation being subject to the Excise Tax, whichever of the foregoing approaches, when taking into account applicable Federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, appears reasonably likely to result in your receipt, on an after-tax basis, of the greatest amount of Parachute Compensation, notwithstanding that all or some portion of such Parachute Compensation may be taxable under the Excise Tax.

The independent, certified public accounting firm serving as the Company’s independent auditor immediately prior to an event covered by Section 4999, or such other independent, certified public accounting firm, or a nationally recognized compensation consulting firm, as may be appropriate, selected by the Compensation Committee of the Company’s Board of Directors (the “Committee”), as constituted immediately prior to the event covered by Section 4999, will determine whether and to what extent payments under the CIC Severance Policy are required to be reduced in accordance with the preceding sentence. For purposes of the foregoing, the Company will then reduce or eliminate amounts and benefits due to you as follows, in the following order: (i) acceleration of any stock options whose exercise price is at or above the fair market value of the stock as determined in the discretion of the Committee (taking into account, as appropriate, the proceeds that would be received in connection with the event covered by Section 4999) (“Underwater Options”), (ii) acceleration of any stock options other than Underwater Options, (iii) the cash severance due under Section 4 of the CIC Severance Policy, and (iv) acceleration of vesting or distribution of restricted stock or restricted stock units. Within each category described in clauses (i) – (iv), reductions or eliminations shall be made in reverse order beginning with vesting or distributions that are to be paid the farthest in time from the date of the event covered by Section 4999.

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